Exhibit 99.1

                       NVIDIA COMPLETES PURCHASE OF MEDIAQ

SANTA CLARA, CA - AUGUST 21, 2003 - NVIDIA Corporation (Nasdaq: NVDA), a worldwide leader in visual processing solutions, today announced that it has completed its acquisition of MediaQ, Inc., the leading provider of graphics and multimedia technology for wireless mobile devices.

MediaQ was founded in 1997 to enable the development of feature-rich mobile consumer devices by providing ultra-low power visual processing solutions. MediaQ customers include leading handset and PDA manufacturers, such as Mitsubishi, Siemens, DBTel, Dell, HP, Palm, Philips, Sharp, and Sony.

With its combined expertise in 3D, video, ultra-low power, and wireless mobile architectures, NVIDIA now offers a comprehensive roadmap of products for the rapidly growing mobile and handheld market segments, including: color handsets with high density color displays and multi-media enabled PDAs.

About NVIDIA

NVIDIA Corporation is a market leader in visual computing technology dedicated to creating products that enhance the interactive experience on consumer and professional computing platforms. Its graphics and communications processors have broad market reach and are incorporated into a wide variety of computing platforms, including consumer digital-media PCs, enterprise PCs, professional workstations, digital content creation systems, notebook PCs, military navigation systems and video game consoles. NVIDIA is headquartered in Santa Clara, California and employs more than 1,600 people worldwide. For more information, visit the Company's Web site at www.nvidia.com http://www.nvidia.com.

Certain statements in this press release, including any statements relating to the Company's performance expectations for NVIDIA's family of products and expectations of continued revenue growth, are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Such risks and uncertainties include, but are not limited to, manufacturing and other delays relating to new products, difficulties in the fabrication process and dependence of the Company on third-party manufacturers, general industry trends including cyclical trends in the PC and semiconductor industries, the impact of competitive products and pricing alternatives, market acceptance of the Company's new products, and the Company's dependence on third-party developers and publishers. Investors are advised to read the Company's Annual Report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission, particularly those sections entitled "Certain Business Risks," for a fuller discussion of these and other risks and uncertainties.

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